Exhibit 4.5

LIMITED LIABILITY COMPANY AGREEMENT

OF

CARRIZO (EAGLE FORD) LLC

Effective as of June 29, 2011

i

ii

LIMITED LIABILITY COMPANY AGREEMENT

OF

CARRIZO (EAGLE FORD) LLC

This Limited Liability Company Agreement (this “Agreement”) is dated as of June 29, 2011, by Carrizo Oil & Gas, Inc., a Texas corporation.

WHEREAS, on June 27, 2011, a certificate of formation respecting Carrizo (Eagle Ford) LLC (the “Company”) was filed with the Secretary of State of the State of Delaware; and

WHEREAS, it is desired that the orderly management of the affairs of the Company be provided for; and

WHEREAS, this Agreement shall be effective as of the formation of the Company;

NOW, THEREFORE, it is agreed as follows:

ARTICLE I

DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Affiliate,” with respect to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement as originally executed and as it may be amended from time to time hereafter.

“Board” shall mean the Board of Directors of the Company as provided in Section 6.1.

“Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by the Member whenever made.

“Certificate of Formation” shall mean the Certificate of Formation of the Company filed with and endorsed by the Secretary of State of the State of Delaware, as such certificate may be amended from time to time hereafter.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

“Company” has the meaning set forth in the recitals to this Agreement.

“Delaware Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time hereafter.

“Directors” shall mean the directors appointed by the Member as provided in Section 6.1.

“DGCL” has the meaning set forth in Section 8.2.

“Entity” shall mean any foreign or domestic general partnership, limited partnership, limited liability company, corporation, joint enterprise, trust, business trust, employee benefit plan, cooperative or association.

“Member” shall mean Carrizo Oil & Gas Inc., a Texas corporation.

“Officer” means each Person who has been designated as, and who has not ceased to be, an Officer of the Company pursuant to Article VII hereof, which Person has been appointed as an Officer of the Company by a duly adopted resolution of the Board.

“Person” shall mean any individual or Entity, and any heir, executor, administrator, legal representative, successor or assign of such “Person” where the context so admits.

“Proceeding” has the meaning set forth in Section 8.2.

ARTICLE II

FORMATION OF THE COMPANY

2.1 Formation. On June 27, 2011, the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware pursuant to the Delaware Act.

2.2 Name. The name of the Company is Carrizo (Eagle Ford) LLC. If the Company shall conduct business in any jurisdiction other than the State of Delaware, it shall register the Company or its trade name, as appropriate, with the appropriate authorities in such jurisdiction and take such other action as may be necessary or appropriate for the legal existence of the Company to be recognized.

2.3 Place of Business. The Company may locate its places of business and registered office at any place or places as the Board may from time to time deem advisable.

2.4 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801, and the name of its initial registered agent at such address shall be The Corporation Trust Company.

2.5 Term. The Company shall continue and this Agreement shall remain in effect until the earliest of (a) such time as all of the Company’s assets have been sold or otherwise disposed of, or (b) such time as the Company’s existence has been terminated as otherwise provided herein or in the Delaware Act.

2.6 Permitted Business; Powers. The Company may carry on any lawful business, purpose, or activity that may lawfully be carried on by a limited liability company organized under the Delaware Act. The Company shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct of the business, purposes or activities of the Company.

2.7 Authorized Person in the Certificate of Formation. The execution of the Certificate of Formation by Marcus Bolinder and the filing thereof in the office of the Secretary of State of the State of Delaware are hereby ratified, confirmed and approved by the Member.

ARTICLE III

MEMBER

3.1 Member. The name and place of business of the Member is as follows:

Carrizo Oil & Gas, Inc.

1000 Louisiana Street

Suite 1500

Houston, Texas 77002

ARTICLE IV

CAPITAL OF THE COMPANY

4.1 Capital Contributions. The Member shall make an initial capital contribution to the Company of $1,000. The Member may, but shall not be required to, make Capital Contributions in the future. Any contributions may be in the form of cash, securities or tangible assets at the option of the Member.

4.2 Record of Contributions. The books and records of the Company shall include true and full information regarding the amount of cash and cash equivalents and a description and statement of the value of any other property contributed by the Member to the Company.

4.3 Interest. No interest shall be paid by the Company on Capital Contributions.

4.4 Loans from the Member. Loans by the Member to the Company shall not be considered Capital Contributions.

4.5 Loans to Company. Nothing in this Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

4.6 No Further Obligation. Except for the obligation to make the Capital Contribution required to be made by Section 4.1, the Member shall not have any obligation to provide funds to the Company, whether by Capital Contributions, loans, return of monies received pursuant to the terms of this Agreement or otherwise.

ARTICLE V

RIGHTS AND OBLIGATIONS OF MEMBER

5.1 Limitation of Member’s Responsibility, Liability. The Member shall not be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a member of the Company.

5.2 Return of Distributions. The Member will be obligated to return any distribution from the Company only to the extent, and during the period, such return is required by Section 18-607 of the Delaware Act.

ARTICLE VI

MANAGEMENT BY BOARD OF DIRECTORS

6.1 Establishment of Board. The Member hereby establishes a Board of Directors (the “Board”) to be comprised of such number of directors (“Directors”) as shall be determined as set forth in this Section 6.1. The initial number of Directors shall be three (3). The number of Directors may be changed from time to time by the Member; provided, however, that pursuant to a resolution adopted by the Board, the number of Directors may be increased and a Director(s) may be appointed to the Board to fill the vacancy created by such increase.

6.2 The Board: Delegation of Authority and Duties.

(a) Members and Board. The business and affairs of the Company shall be managed by the Board, which shall possess all rights and powers which are possessed by managers under the Delaware Act and otherwise by law, pursuant to Section 18-402 of the Delaware Act, subject to the provisions of this Agreement. Except as otherwise expressly provided for herein, the Member hereby consents to the exercise by the Board of all such powers and rights conferred on them by the Delaware Act or otherwise by law with respect to the management and control of the Company. To the fullest extent permitted by applicable law, each Director shall have such rights and duties as are applicable to directors of a corporation under the laws of the State of Delaware.

(b) Delegation by the Board. The Board shall have the power and authority to delegate to one or more other persons the Board’s rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers of the Board to agents and employees of the Company (including Officers). The Board may authorize any Person (including, without limitation, any Member, Director or Officer) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder. Notwithstanding the foregoing, the Board shall not have the power and authority to delegate any rights or powers customarily requiring the approval of the directors of a corporation under the laws of the State of Delaware and no Officer or other Person shall be authorized or empowered to act on behalf of the Company in any way beyond the customary rights and powers of an officer of a corporation under the laws of the State of Delaware.

(c) Committees. The Board may, from time to time, establish one or more committees and may delegate certain of its responsibilities to such committees. Any such committee shall have such powers and authority of the Board as provided in the enabling resolution of the Board with respect thereto. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any committee.

6.3 Term of Office. Once designated pursuant to Section 6.1, a Director shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director. Any Director may resign at any time by giving written notice of such Director’s resignation to the Board. Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Director’s resignation shall not be necessary to make such resignation effective. Notwithstanding anything herein or at law to the contrary, any Director may be removed at any time with or without cause by the Member.

6.4 Meetings of the Board and Committees.

(a) Meetings. The Board (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee) may designate. Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least ten days prior to the regular meeting of the Board (or such committee). Special meetings of the Board (or any committee of the Board) shall be held at the request of a majority of the Directors (or a majority of the members of such committee) upon at least two (2) days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee). All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram, email or facsimile, and shall be directed to the address or facsimile number as such Director (or member) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting. Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

(b) Conduct of Meetings. Any meeting of the Board (or any committee of the Board) may be held in Person or by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in Person at such meeting.

(c) Quorum. A majority of all Directors (or members of a committee of the Board), present in Person or participating in accordance with Section 6.4(b), shall constitute a quorum for the transaction of business, but if at any meeting of the Board (or committee) there shall be less than a quorum present, a majority of the Directors (or members) present may adjourn the meeting without further notice. The Directors (or members of a committee of the Board) present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members) to leave less than a quorum; provided, however, that only the acts of the Directors (or members of such committee) meeting the requirements of Section 6.5 shall be deemed to be acts of the Board (or such committee).

(d) Procedures. To the extent not inconsistent with this Agreement or the Delaware Act, the procedures and rights governing the Board and its committees shall be as provided to the board of directors and its committees of a corporation under the laws of the State of Delaware.

(e) Chairman of the Board. The chairman of the Board shall preside at all meetings of the Board. The Directors also may elect a vice-chairman to act in the place of the chairman upon his absence or inability to act.

6.5 Voting. Except as otherwise provided in this Agreement, the effectiveness of any vote, consent or other action of the Board (or any committee of the Board) in respect of any matter shall require either (i) the presence of a quorum and the affirmative vote of greater than a majority of the Directors (or members of such committee) present or (ii) the unanimous written consent (in lieu of meeting) of the Directors (or members of such committee) who have been designated and who are then in office. Any Director may vote in Person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board at a meeting thereof.

6.6 Responsibility and Authority of the Board. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, on the one hand, and the Officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the laws of the State of Delaware. The Officers shall be vested with such powers and duties as are set forth in Article VII hereof and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company.

ARTICLE VII

OFFICERS

7.1 Designation and Appointment. The Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member or Director) who may be designated as Officers of the Company, with titles including but not limited to “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “general counsel” and “chief financial officer,” as and to the extent authorized by the Board. Any number of offices may be held by the same Person. In the Board’s discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or a Member. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall have qualified as an Officer or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board.

7.2 Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance by the Board of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board. Designation of any Person as an Officer by the Board pursuant to the provisions of Section 7.1 shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

7.3 Duties of Officers Generally. The Officers, in the performance of their duties as such, shall (i) owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware, and (ii) keep the Board reasonably apprised of material developments in the business of the Company.

7.4 President. The president shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person’s office that may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The President may sign, with the Secretary, an Assistant Secretary or any other Officer of the Company thereunto duly authorized by the Board, any deeds, mortgages, bonds, contracts or other instruments that the Board has authorized to be executed, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer or agent of the Company, or shall be required by applicable law to be otherwise executed. The President, if he is also a director, shall, in the absence of or because of the inability to act of the chairman of the Board, perform all duties of the chairman of the Board and preside at all meetings of the Board.

7.5 Chief Financial Officer. The chief financial officer shall keep complete and accurate records of account, showing at all times the financial condition of the Company. He shall be the legal custodian of all money, notes, securities and other valuables which may from time to time come into the possession of the Company. He shall furnish at meetings of the Board, or whenever requested, a statement of the financial condition of the Company, and shall perform such other duties and have such other powers as the president of the Company or the Board may from time to time prescribe.

7.6 Vice President(s). The vice president(s) of the Company shall perform such duties and have such other powers as the president of the Company or the Board may from time to time prescribe. A vice president may be designated as an Executive Vice President, a Senior Vice President, an Assistant Vice President, or a vice president with a functional title.

7.7 Secretary.

(a) The secretary of the Company shall attend all meetings of the Board, record all the proceedings of the meetings and perform similar duties for the committees of the Board when required.

(b) The secretary of the Company shall keep all documents as may be required under the Delaware Act. The Secretary (i) shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by applicable law; (ii) shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; (iii) shall see that the books, reports, statements, certificates and other documents and records required by applicable law to be kept and filed are properly kept and filed; and (iv) in general, shall have the general duties, powers and responsibilities of a secretary of a corporation and shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the president of the Company or the Board.

(c) If the Board chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of seniority, shall in the Company secretary’s absence, disability or inability to act, perform the duties and exercise the powers of the secretary of the Company, and shall perform such other duties as the president of the Company or the Board may from time to time prescribe.

ARTICLE VIII

INDEMNIFICATION

8.1 Exculpation. Notwithstanding anything to the contrary set forth in this Agreement, no Member, Officer or Director shall be liable for monetary damages to the Company, any Member or any other Person who has acquired an interest in the Company for losses sustained or liabilities incurred as a result of any act or omission of such Member, Officer or Director unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such Member, Officer or Director acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that his or her conduct was criminal. To the extent that, at law or in equity, a Member, Officer or Director has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, no Member, Officer or Director acting in connection with the Company’s business or affairs shall be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. Any amendment, modification or repeal of this Section 8.1 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of any Member, Director or Officer under this Section 8.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

8.2 Right to Indemnification. Subject to the limitations and conditions provided in this Article VIII, each Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding (any such proceeding, appeal, inquiry or investigation being hereinafter called a “Proceeding”), by reason of the fact that such Person (a) is or was the Member or a Director or is or was serving as an Officer of the Company or (b) while the Member or a Director or a Person serving as an Officer of the Company is or was serving at the written request of the Company as a manager, member, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar official or functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent that would be permitted by the General Corporation Law of the State of Delaware (“DGCL”) as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment provides broader indemnification rights than were provided by the DGCL prior to such amendment) if the Company were a corporation organized under the DGCL and the Member or Director were a director of such a corporation and each such Officer were an officer of such a corporation, against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements, claims, other liabilities and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VIII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder with respect to actions or omissions prior to such cessation and shall inure to the benefit of the heirs, executors and administrators of such Person. The rights granted pursuant to this Article VIII shall be deemed contract rights, and no amendment, modification or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions or omissions or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VIII could involve indemnification for negligence or liabilities under theories of strict liability. Notwithstanding any other provision of this Article VIII, no Person shall be entitled to indemnification or advancement of expenses under this Article VIII with respect to any Proceeding (or any claim in any Proceeding) initiated or made by such Person without the express prior approval of the Board. Notwithstanding any other provision of this Article VIII, and in addition to the other limitations on indemnification under the DGCL incorporated herein as aforesaid, no Person shall be entitled to indemnification under this Article VIII against judgments, penalties, fines, settlements and expenses to the extent they result from actions or omissions involving gross negligence or willful misconduct on the part of such Person.

8.3 Determination of Eligibility. To the extent the DGCL requires a determination as to whether a standard of conduct expressed in Section 145 thereof has been met by a Person or any other determination bearing on whether a Person is entitled to indemnification, such determination shall be made by the Board.

8.4 Advancement of Expenses. A Person who is or was a Member, Director or Officer of the Company who may be entitled to indemnification under this Article VIII shall have the right to be paid or reimbursed by the Company the reasonable expenses (including attorneys’ fees) incurred by such Person in defending a Proceeding in respect of which such indemnity is sought in advance of the final disposition of the Proceeding, upon written request to the Company with a written undertaking, by or on behalf of such Person, to repay the amount so paid or reimbursed if it shall ultimately be determined that such Person is not entitled to be indemnified under this Article VIII .

8.5 Indemnification of Employees and Agents. The Company, by action of the Board, may indemnify and advance expenses to an employee or agent of the Company who is not an Officer of the Company to the same or lesser extent (subject to the same or more restrictive conditions) as it may indemnify and advance expenses to the Member, any Director or any Person serving as an Officer under this Article VIII.

8.6 Appearance as a Witness. Notwithstanding any other provision of this Article VIII, the Company may pay or reimburse expenses incurred by the Member, any Director or any Officer in connection with such Member’s, Director’s or Officer’s appearance as a witness or other participation in a Proceeding at a time when such Member, Director or Officer is not a named defendant or respondent in the Proceeding.

8.7 Right of Claimant to Bring Suit. If a written claim received by the Company from or on behalf of an indemnified party under this Article VIII is not paid in full by the Company within 90 days after such receipt, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Board, independent legal counsel, or the Member) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including the Board, independent legal counsel, or the Member) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

8.8 Nonexclusivity of Rights. The right to indemnification and advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right which the Member, Director or other Person indemnified pursuant to Section 8.2 may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Formation or this Agreement, agreement, action of the Member or Directors or otherwise.

8.9 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is the Member or a Director or was serving as an Officer, employee or agent of the Company, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VIII.

8.10 Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Member, any Director or any other Person indemnified pursuant to this Article VIII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE IX

ACCOUNTING PERIOD, RECORDS AND REPORTS

9.1 Accounting Method. The books and records of account of the Company shall be maintained in accordance with any permissible method of accounting as determined by the Board or the appropriate Officers.

9.2 Accounting Period. The Company’s accounting period shall be the calendar year.

9.3 Inspection. The books and records of the Company shall be maintained at the principal place of business of the Company and shall be open to inspection by the Member at all reasonable times during any business day.

9.4 Preparation of Financial Statements. The appropriate Officers shall cause to be prepared from the books of the Company and delivered to the Member and the Board such financial statements and reports as the Member shall from time to time request.

ARTICLE X

TAX MATTERS

10.1 Tax Returns and Elections. The appropriate Officers or the Board shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business and shall make such elections on behalf of the Company under applicable tax laws as the Board or the appropriate Officers shall determine. Copies of such returns, or pertinent information therefrom, shall be furnished to the Member promptly after filing.

ARTICLE XI

DISSOLUTION AND TERMINATION

11.1 Dissolution. The Company shall dissolve if the Member or the Board so determine in writing or as otherwise provided under the Delaware Act.

11.2 Effect of Dissolution. Upon dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a Certificate of Cancellation has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

11.3 Winding Up, Liquidating and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Board shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Board shall (1) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Board determines to distribute any assets in kind to the Member), (2) allocate any income or loss resulting from such sales to the Member in accordance with this Agreement, (3) discharge all liabilities to creditors in the order of priority as provided by law, (4) establish such reserves as the Board may reasonably determine to be necessary to provide for contingent liabilities of the Company, (5) discharge any liabilities of the Company to the Member other than on account of its interest in Company capital or profits, including all costs relating to the dissolution, winding up and liquidation and distribution of assets and (6) distribute the remaining assets to the Member, either in cash or in kind. If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by the Board or by independent appraisal.

(c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation of the Company the Member shall not have any obligation to make any contribution to the capital of the Company other than any Capital Contributions the Member agreed to make in accordance with this Agreement.

(d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e) The Board shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

11.4 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefore and all of the remaining property and assets have been distributed to the Member, a Certificate of Cancellation shall be executed, and verified by the Person signing the Certificate of Cancellation and filed with the Delaware Secretary of State, which Certificate shall set forth the information required by the Delaware Act.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party against receipt or to an officer of the party to whom the same is directed against receipt or if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s address, as appropriate, which is set forth in this Agreement. If mailed, any such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail with postage thereon prepaid, addressed and sent as aforesaid.

12.2 Application of Delaware Law. This Agreement shall be governed by the law of the State of Delaware applicable to agreements as if made and to be performed wholly within such state (without giving effect to any principles of conflicts of laws that would refer the same to the laws of another jurisdiction), and specifically the Delaware Act.

12.3 Headings. The headings of the provisions of this Agreement are inserted for convenience of reference and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

12.4 Waivers. No waiver of any right under this Agreement shall be effective unless evidenced in writing and executed by the Person entitled to the benefits thereof. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent another act or omission, which would have originally constituted a violation, from having the effect of an original violation.

12.5 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other rights or remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

12.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

12.7 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

12.8 Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Company and the Member.

The undersigned, being the sole Member of the Company, hereby certifies that the foregoing Agreement is the Limited Liability Company Agreement of the Company, that such Agreement has been duly adopted and is binding on the Company and its Member, and that such Member agrees to be bound by the terms of the foregoing Agreement.

EXECUTED to be effective as of the date first above written.

MEMBER:

CARRIZO OIL & GAS, INC. a Texas corporation

By:	/s/ Gerald A. Morton
Gerald A. Morton General Counsel and Vice President